                                                                      EXHIBIT 99


          TACT(R)            Company Contact:         Investor Contact:
The A Consulting Team, Inc.  Richard D. Falcone, CFO  Joseph M. Zappulla
                             TACT                     Wall Street
                             732-499-8228               Investor Relations
                             rfalcone@tact.com        212-714-2445
                                                      jzappulla@wallstreetir.com


THE A CONSULTING TEAM REPORTS SECOND QUARTER FINANCIAL RESULTS

NEW YORK, New York, August 13, 2003 - The A Consulting Team (`TACT') (Nasdaq
SmallCap: TACX), an end-to-end IT services and e-services provider, today reported financial results for its second quarter ended June 30, 2003. Revenue for the quarter increased to $5.3 million, up 3 percent over the previous quarter level of $5.1 million and compares to $5.6 million in revenue for the second quarter of 2002. TACT reported a net loss of $(221,000) or $(0.03) per share for the second quarter, which includes depreciation and amortization charges of $225,000, compared to a net loss of $(143,000) or $(0.02) per share in the previous quarter, which included depreciation and amortization of $195,000, and compares to net earnings of $39,000 for the second quarter of the previous year, which includes depreciation and amortization charges of $213,000. The Company's capital expenditures for the current quarter were under $2,000.

The Company's cost containment initiatives over the last two years continued to curb operating expenses as selling, general and administrative (SG&A) expenses were virtually flat with first quarter level at $1.3 million and aggregated $2.6 million for the first six months of 2003. In comparison, SG&A costs for the first six months of the previous year were $3.0 million. TACT's gross margin was
25.1 percent during the current quarter compared to 26.2 percent for the first quarter. Cash and equivalents at the end of the second quarter were $1.3 million, down approximately $800,000 from the previous quarter's end, reflecting a significant reduction in current liabilities, however, the Company's current ratio increased to 2.1 from 1.9 at the end of the previous quarter. Accounts receivable remained flat with the previous quarter at $3.4 million and represents 56 days sales outstanding, which is an improvement of 9% from the previous quarter

"We have recently closed several projects which are in excess of $1 million, and we are optimistic for a top line improvement in the second half of 2003," commented Shmuel BenTov, TACT's chairman and CEO. "We continue to receive encouraging buying signals from our existing customer base and potential new customers. Our competitive advantage gained through TACT's SMART approach will enable us to increase revenue by our ability to tailor solutions to clients' specific needs and budgets. Our clients turn to us because we understand their systems, are sensitive to their business objectives and can deliver improved performance at a cost effective price level."

Richard Falcone, TACT's CFO added, "While the business environment continues to be challenging, our streamlined organization is designed to better serve our clients and improve operating results. Our capital spending is expected to be low relative to our non-cash depreciation and amortization charges for the remainder of the year. We also expect gross margins to improve in the second half of the year."

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TACT has scheduled a conference call to present its second quarter financial results today, Wednesday, August 13, 2003 at 4:15 pm (EDT). Interested parties may access the conference call by dialing 888-391-0106 and providing the following reservation number: 21157686. A replay of the conference call in its entirety will be available approximately one hour after its completion for 24 hours by dialing (800) 633-8284 and providing the reservation number listed above. The conference call can also be accessed via the web through the 'TACT Investors' website via the following link http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=TACX&script=2100

About TACT's SMART Approach

TACT's Smart Approach is a leading edge set of end-to-end solutions and services that include Strategy, Methodology, Architecture, Resources and Tools. The Strategy is developed together with the client to ensure that the client's goals and objectives are met. The Methodology is a Tried and True TACT Methodology that is followed in order to implement the Strategy. The solutions and services are built on a robust Architecture, Utilize highly qualified TACT Resources and Exploits best-of-breed Tools.

         About TACT

TACT (Nasdaq: TACX) is an end-to-end, IT Services and e-Services provider to Fortune 1000 companies and other large organizations. TACT provides its clients with modernization services, which include the e-Valuation of systems that should be replaced and rewritten, enhanced, converted or Web Enabled. Replacement systems are written or re-written as Web Based utilizing state of the art leading tools such as Java and Visual Studio. More information about TACT(R) can be found at its web site at


"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to TACT plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on March 28, 2003.

                           Financial Statements Follow

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                           THE A CONSULTING TEAM, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                 Six Months Ended                    Three Months Ended
                                                     June 30,                             June 30,
                                         -------------------------------       -----------------------------
                                              2003              2002               2003             2002
                                         -------------     -------------       ------------     ------------
                                           (unaudited)       (unaudited)        (unaudited)      (unaudited)
Revenues                                 $  10,387,349     $  12,104,066       $  5,277,575     $  5,643,107
Cost of revenues                             7,724,216         8,541,337          3,951,479        3,907,025
                                         -------------     -------------       ------------     ------------
Gross profit                                 2,663,133         3,562,728          1,326,096        1,736,082
Operating expenses:
Selling, general & administrative            2,553,891         2,969,498          1,291,987        1,428,915
Provision for doubtful accounts                 20,000                 -             20,000                -
Depreciation & amortization                    419,473           429,922            224,745          212,826
                                         -------------     -------------       ------------     ------------
                                             2,993,364         3,399,420          1,536,732        1,641,741
                                         -------------     -------------       ------------     ------------
Income (loss) from operations                 (330,231)          163,308           (210,636)          94,341
Other income(expense):
Gain from extinguishment of debt                     -            48,715                  -             -
Interest expense, net                          (22,788)          (78,862)           (12,175)        (32,849)
                                         -------------     -------------       ------------     ------------
                                               (22,788)          (78,862)           (12,175)        (32,849)
Income (loss) before income taxes             (353,019)          133,161           (222,812)          61,492
Provision (Benefit) for income taxes            11,457          (404,772)            (2,000)          22,457
                                         -------------     -------------       ------------     ------------
Net income (loss)                        $    (364,476)    $     537,933       $   (220,812)    $     39,035
                                         =============     =============       ============     ============

Net income (loss) earning per share:
Basic                                    $       (0.05)    $        0.08       $      (0.03)    $       0.01
                                         =============     =============       ============     ============

Diluted                                  $       (0.05)    $        0.07       $      (0.03)    $       0.01
                                         =============     =============       ============     ============

                           THE A CONSULTING TEAM, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                      June 30,           December 31,
                                                        2003                 2002
                                                    -----------          -----------
                                                    (unaudited)
ASSETS
Current Assets:
Cash and cash equivalents                           $ 1,258,198          $ 1,774,828
Accounts receivable                                   3,406,320            3,076,888
Other current assets                                    164,254               89,672
                                                    -----------          -----------
Total Current Assets                                  4,828,771            4,941,388
Investment at cost                                      368,059              368,059
Property and equipment, net                             899,052            1,223,417
Intangibles and Goodwill, net                         1,325,853            1,441,520
Deposits                                                 68,399               71,133
                                                    -----------          -----------
Total Assets                                        $ 7,490,134          $ 8,045,517
                                                    ===========          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities                                 $ 2,283,997          $ 2,334,662
Other liabilities                                       258,792              385,756
Total shareholders' equity                            4,947,345            5,325,099
                                                    -----------          -----------
Total liabilities and shareholders' equity          $ 7,490,134          $ 8,045,517
                                                    ===========          ===========